EXHIBIT 21.1
SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Jurisdiction of Incorporation

Trimble Navigation Australia Pty Limited	Australia

Spectra Precision Pty Ltd.	Australia

Quantm Ltd.	Australia

Trimble Belgium BVBA	Belgium

Jamestown Manufacturing Corporation	California

Pacific Crest Corporation	California

Trimble Export Limited	California

Trimble Navigation International Limited	California

Trimble Specialty Products, Inc.	California

TR Navigation Corporation	California

Meridian Project Systems, Inc.	California

Applanix Corporation	Canada

Trimble Canada Ltd.	Canada

Trimble Exchangeco Ltd.	Canada

Trimble Holdings Co.	Canada

Visual Statement, Inc.	Canada

Trimble Electronic Products (Shanghai) Co. Ltd.	China

Trimble Navigation Technology (Shanghai) Co. Ltd.	China

Mensi, Inc.	Delaware

SPHM, Inc.	Delaware

Eleven Technology, Inc.	Delaware

XYZ Solutions, Inc.	Delaware

Advanced Public Safety, Inc.	Florida

Mensi, S.A.	France

Trimble France S.A.S.	France

Apache Technologies Europe GmbH	Germany

GeoNav GmbH	Germany

Trimble GmbH	Germany

Trimble Holdings GmbH	Germany

Trimble Jena	Germany

Name of Subsidiary	Jurisdiction of Incorporation

Trimble Kaiserslautern GmbH	Germany

Trimble terraSat GmbH	Germany

Trimble Navigation India Private Limited	India

Trimble Italia SRL	Italy

Mensi, KK	Japan

Trimble Japan K.K.	Japan

Trimble Mexico S de RL	Mexico

Trimble Europe B.V.	Netherlands

Trimble Navigation New Zealand Limited	New Zealand

Apache Technologies, Inc.	Ohio

Tripod Data Systems, Inc.	Oregon

Trimble Navigation Singapore PTE Limited	Singapore

Trimble International Holdings S.L.	Spain

Trimble Navigation Iberica S.L.	Spain

Optron Geomatics (Proprietary) Limited	South Africa

Spectra Precision Scandinavia AB	Sweden

Trimble AB	Sweden

MobileTech Solutions, Inc.	Texas

TNL Flight Services, Inc	Texas

Applanix LLC	Texas

Trimble Navigation Europe Limited	United Kingdom

Trimble Pty Ltd.	United Kingdom

Trimble Mobile Solutions, Inc.	Virginia